                                                                    EXHIBIT 11.1

                             PHOTON DYNAMICS, INC.

                STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

Primary and Fully Diluted Earnings Per Share

                                                         THREE MONTHS ENDED MARCH 31,           SIX MONTHS ENDED MARCH 31,
                                                         -----------------------------         ---------------------------
                                                           1997               1996                1997             1996
                                                         -----------       -----------         -----------       ----------
   Net income (loss)...........................          $      (973)      $       751         $      (921)     $     1,314

   Computation of weighted average common and
     common equivalent shares outstanding:
      Common stock.............................                7,034             6,794               6,995            6,229
      Options and warrants.....................                    -               880                   -              885
                                                         -----------       -----------         -----------       ----------
   Total weighted average common and common
      equivalent shares outstanding............                7,034             7,674               6,995            7,114
                                                         -----------       -----------         -----------       ----------
   Net income (loss) per share.................          $     (0.14)      $      0.10         $     (0.13)      $     0.18
                                                         ===========       ===========         ===========       ==========